Exhibit 4.5

REORGANIZATION AND SUBSCRIPTION AGREEMENT

by and among

Vimicro International Corporation

and

the Subscribers

(as defined herein)

Dated as of March 17, 2004

REORGANIZATION AND SUBSCRIPTION AGREEMENT

This REORGANIZATION AND SUBSCRIPTION AGREEMENT (this “Agreement”) dated as of March 17, 2004, is made and entered into by and among the subscribers listed in Schedule I hereto (collectively, the “Subscribers” and each individually, a “Subscriber”), and Vimicro International Corporation, an exempted company with limited liability organized and existing under the laws of Cayman Islands (the “Company).

WHEREAS, in connection with the reorganization of Beijing Vimicro Corporation (“Vimicro Beijing”), a limited liability company organized and existing under the laws of the People’s Republic of China (the “PRC”), the Subscribers or their respective Associates, as the case may be, have agreed to transfer, and the Company has agreed to acquire, all of the outstanding equity interests in Vimicro Beijing (each an “Equity Interest”), pursuant to the terms and conditions of various shareholding transfer agreements, each in a form substantially similar to the form set forth as Exhibit A hereto (collectively, the “Shareholding Transfer Agreements”);

WHEREAS, the Company wishes to issue to certain of the Subscribers, and certain of the Subscribers wish to subscribe for, an aggregate of 73,647,440 Common Shares (as defined below) of the Company (the “Shares”) and an aggregate of 8,500,000 Warrants (as defined below), as more particularly set forth on Schedule I;

WHEREAS, it is intended that as a result of the transactions contemplated by this Agreement and the Shareholding Transfer Agreements, Vimicro Beijing will undergo a corporate reorganization and will become a wholly-owned subsidiary of the Company;

WHEREAS, the transactions contemplated by this Agreement and the Shareholding Transfer Agreements are for the purpose of forming a holding company within the meaning of Rule 144(d)(3)(viii) promulgated under the Securities Act (as defined below);

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

1.1 Definitions. As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated:

“Affiliate” shall mean any Person (a) directly or indirectly controlling, controlled by, or under common control with, the Company or a Subscriber, (b) directly or indirectly owning or holding five percent (5%) or more of any equity interest in the Company or a Subscriber, or (c) five percent (5%) or more of whose voting shares or other equity interest is directly or indirectly owned or held by the Company or a Subscriber. For purposes of this definition, “control” (including with correlative meanings, the terms “controlling”, “controlled by” and under “common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” shall have the meaning ascribed to it in the recitals.

“Articles of Association” shall mean the Memorandum and Articles of Association of the Company, as in effect as of the date hereof.

“Associate” shall mean, with respect to any Subscriber, the Person (if any) set forth opposite such Subscriber’s name in Schedule I under the heading “Name and Address of Subscriber’s Associate”, which Person holds the Subscriber’s Equity Interest in Vimicro Beijing.

“Board of Arbitration” shall have the meaning ascribed to it in Section 12.8 of this Agreement.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks in the PRC, New York or Hong Kong are authorized or required by law or governmental order to close.

“Cash Subscribers” shall mean the Subscribers paying the Subscription Price for their Shares in cash in accordance with Schedule I.

“Closing” shall mean the First Closing, the Second Closing or the Third Closing, as the case may be.

“Closing Date” shall mean the First Closing Date, the Second Closing Date or the Third Closing Date, as the case may be, and “Closing Dates” shall have the correlative meaning.

“Common Shares” shall mean the Company’s ordinary shares, par value US$0.0001 per share.

“Company” shall have the meaning ascribed to it in the recitals.

“Contractual Obligation” shall have the meaning ascribed to it in Section 7.2 of this Agreement.

“Equity Interest” shall have the meaning ascribed to it in the recitals.

“First Closing “ shall have the meaning ascribed to it in Section 2.2(a) of this Agreement.

“First Closing Date” shall have the meaning ascribed to it in Section 2.2(a) of this Agreement.

“Governmental Authority” shall mean the government of any nation, state, city, locality or other political subdivision of any thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, regulation or compliance, and any corporation or other entity owned or controlled, through share or capital ownership or otherwise, by any of the foregoing.

“Industrial and Commercial Alteration Registration” shall mean the industrial and commercial alteration registration from the relevant PRC Governmental Authority regarding the transfer of the Equity Interests to the Company and the conversion of Vimicro Beijing into a wholly-foreign-owned enterprise, as contemplated by the Shareholding Transfer Agreements.

“Laws” shall have the meaning ascribed to it in Section 3.3 of this Agreement.

“Majority of Subscribers” shall mean the Subscribers who, directly or through their respective Associates, represent a majority of the total Equity Interests.

“Person” shall mean any individual, firm, corporation, limited liability company, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

“PRC” shall have the meaning ascribed to it in the recitals.

“Private Equity Funding” shall mean the issuance and sale by the Company of not less than US$15 million of its preferred shares to one or more private equity investors.

“Second Closing” shall have the meaning ascribed to it in Section 2.3(a) of this Agreement.

“Second Closing Date” shall have the meaning ascribed to it in Section 2.3(a) of this Agreement

“Securities Act” shall have the meaning ascribed to it in Section 7.7 of this Agreement.

“Share Exchange Subscribers” shall mean the Subscribers transferring their Equity Interests to the Company as consideration for their Shares in accordance with Schedule I.

“Shareholding Transfer Agreement” shall have the meaning ascribed to it in the recitals.

“Shares” shall have the meaning ascribed to it in the recitals.

“Subscriber” or “Subscribers” shall have the meaning ascribed to it in the recitals.

“Subscription Amount” shall mean, with respect to each Subscriber paying the Subscription Price in cash in accordance with Schedule I, the aggregate Subscription Price for the Shares and/or Warrants subscribed for hereunder.

“Subscription Price” shall have the meaning ascribed to it in Section 2.1 of this Agreement.

“Third Closing” shall have the meaning ascribed to it in Section 2.4(a) of this Agreement.

“Third Closing Date” shall have the meaning ascribed to it in Section 2.4(a) of this Agreement.

“UNCITRAL” shall have the meaning ascribed to it in Section 12.8 of this Agreement.

“United States” shall mean the United States of America.

“Vimicro Beijing” shall have the meaning ascribed to it in the recitals.

“Warrant” shall mean a warrant to purchase Common Shares of the Company, substantially in the form of Exhibit B.

ARTICLE 2

REORGANIZATION AND SUBSCRIPTION

2.1 Transfer of Equity Interests; Subscription for Shares and/or Warrants; Consideration. Subject to the terms and conditions herein set forth, (i) the Subscribers or their respective Associates, as the case may be, agree that they will transfer their respective Equity Interests in Vimicro Beijing and (ii) the Company agrees that it will issue to each Subscriber, and each Subscriber agrees, severally and not jointly, that it will subscribe for, the number of Shares and/or Warrants set forth opposite such Subscriber’s name on Schedule I hereto, in the respective amounts indicated in such Schedule. Each Subscriber’s consideration for its Shares and/or Warrants shall consist of (a) the transfer of its Equity Interest to the Company or (b) the payment of the per share cash subscription price of US$0.1238 (the “Subscription Price”). The type of consideration to be paid by each Subscriber is set forth in Schedule I opposite such Subscriber’s name under the heading “Consideration”. Promptly following the execution of this Agreement, Vimicro Beijing shall submit an application to the relevant PRC Governmental Authorities to obtain the Industrial and Commercial Alteration Registration.

2.2 First Closing. The transfer of all of the Equity Interests to the Company pursuant to the Shareholding Transfer Agreements shall occur in connection with a closing (the “First Closing”) which shall be immediately effective upon the receipt by the Company of the Industrial and Commercial Alteration Registration (the date of such Closing, the “First Closing Date”).

2.3 Second Closing.

(a) The issuance of 14,437,500 Shares to the Share Exchange Subscribers and the payment of cash consideration to the Cash Subscribers shall occur in connection with a closing (the “Second Closing”) to be held at the offices of Clifford Chance, 3326 China World Tower 1, No. 1 Jianguomenwai Dajie, Chaoyang District, Beijing, the PRC, within three Business Days following the closing of the Private Equity Funding, provided the conditions set forth in Article 5 have been fulfilled, or at such other time and place as the Company and a Majority of Subscribers may agree upon in writing (such date, the “Second Closing Date”).

(b) At the Second Closing, upon the terms and subject to the conditions hereof, (i) the Company shall pay each Cash Subscriber the consideration contemplated in its respective Shareholding Transfer Agreement, and (ii) the Company will issue to each Share Exchange Subscriber the relevant number of Shares set forth opposite such Share Exchange Subscriber’s name on Schedule I.

2.4 Third Closing.

(a) The issuance of an aggregate of 59,209,940 Shares and 8,500,000 Warrants, shall occur in connection with a closing (the “Third Closing”) to be held at the offices of Clifford Chance, 3326 China World Tower 1, No. 1 Jianguomenwai Dajie, Chaoyang District, Beijing, the PRC, within forty-five calendar days following the Second Closing Date, provided the conditions set forth in Article 6 hereof have been fulfilled, or at such other time and place as the Company and a Majority of Subscribers may agree upon in writing (such date, the “Third Closing Date”).

(b) At the Third Closing, upon the terms and subject to the conditions hereof, each Cash Subscriber shall pay its respective Subscription Amount in accordance with Schedule I and the Company will issue to each Cash Subscriber the relevant number of Shares and/or Warrants, as the case may be, set forth opposite such Cash Subscriber’s name on Schedule I.

ARTICLE 3

CONDITIONS TO THE OBLIGATIONS OF

THE SUBSCRIBERS AT THE FIRST CLOSING

The obligations of each Subscriber to transfer its Equity Interest to the Company under its respective Shareholding Transfer Agreement at the First Closing shall be subject to the satisfaction as determined by, or waived by a Majority of Subscribers of the following conditions on or before the First Closing Date; provided, however, that any waiver of a condition shall not be deemed a waiver of any breach of any representation, warranty, agreement, term or covenant or of any misrepresentation by the Company, except to the extent expressly so waived.

3.1 Representations and Warranties; Performance of Covenants. The representations and warranties of the Company contained in Article 7 hereof shall be true and correct at and as of the date hereof and as of the First Closing Date as if made at and as of each such date, and the Company shall have performed and complied with all of its agreements and conditions set forth or contemplated herein that are required to be performed by, or complied with by the Company on or before the First Closing Date.

3.2 Proceedings. All corporate and other proceedings taken or required to have been taken by the Company and the Company’s shareholders in connection with the transactions contemplated hereby and all documents incident thereto shall be satisfactory in form and substance to a Majority of Subscribers.

3.3 Equity Transfer Permitted by Applicable Laws. The transfer of the Equity Interests to the Company at the First Closing shall not be prohibited by the Company’s Articles of Association or any domestic, foreign or local statute, rule, regulation or other law (collectively, “Laws”).

ARTICLE 4

CONDITIONS TO THE OBLIGATIONS

OF THE COMPANY AT THE FIRST CLOSING

The obligations of the Company to acquire the Equity Interests from the Subscribers under the Shareholding Transfer Agreements at the First Closing shall be subject to the satisfaction as determined by, or waived by, the Company of the following conditions on or before the First Closing Date; provided, however, that any waiver of a condition shall not be deemed a waiver of any breach of any representation, warranty, agreement, term or covenant or of any misrepresentation by the Subscribers, except to the extent expressly so waived.

4.1 Representations and Warranties; Performance of Covenants. The representations and warranties of the Subscribers contained in Article 8 hereof shall be true and correct at and as of the date hereof and the date of the First Closing as if made at and as of each such date, and the Subscribers shall have performed and complied with all of their agreements and conditions set forth or contemplated herein that are required to be performed by, or complied with by the Subscribers on or before the First Closing Date.

4.2 Compliance with this Agreement. The Subscribers shall have performed and complied with all of its agreements and conditions set forth or contemplated herein that are required to be performed or complied with by the Subscribers on or before the First Closing Date.

ARTICLE 5

CONDITIONS TO THE OBLIGATIONS

OF THE COMPANY AT THE SECOND CLOSING

The obligations of the Company to pay the consideration under the Shareholding Transfer Agreements to the Cash Subscribers and issue Shares to the Share Exchange Subscribers at the Second Closing shall be subject to the satisfaction as determined by, or waived by, the Company of the following conditions on or before the Second Closing Date; provided, however, that any waiver of a condition shall not be deemed a waiver of any breach of any representation, warranty, agreement, term or covenant or of any misrepresentation by the Subscribers, except to the extent expressly so waived.

5.1 First Closing. The First Closing shall have occurred.

5.2 Private Equity Funding Completed. The sale and purchase of preferred shares of the Company contemplated by the Private Equity Funding shall have been completed.

5.3 Representations and Warranties; Performance of Covenants. The representations and warranties of the Subscribers contained in Article 8 hereof shall be true and correct at and as of the date hereof and the Second Closing Date as if made at and as of each such date, and the Subscribers shall have performed and complied with all of their agreements and conditions set forth or contemplated herein that are required to be performed by, or complied with by the Subscribers on or before the Second Closing Date.

5.4 Compliance with this Agreement. The Subscribers shall have performed and complied with all of its agreements and conditions set forth or contemplated herein that are required to be performed or complied with by the Subscribers on or before the date of the Second Closing.

5.5 Issuance of Shares Permitted by Applicable Laws. The issuance of the Shares by the Company hereunder and the consummation of the transactions contemplated hereby shall not be prohibited by any Law.

ARTICLE 6

CONDITIONS TO THE OBLIGATIONS

OF THE COMPANY AT THE THIRD CLOSING

The obligations of the Company to issue Shares and/or Warrants to the Cash Subscribers at the Third Closing shall be subject to the satisfaction as determined by, or waived by, the Company of the following conditions on or before the Third Closing Date; provided, however, that any waiver of a condition shall not be deemed a waiver of any breach of any representation, warranty, agreement, term or covenant or of any misrepresentation by the Subscribers, except to the extent expressly so waived.

6.1 Second Closing. The Second Closing shall have occurred.

6.2 Representations and Warranties; Performance of Covenants. The representations and warranties of the Subscribers contained in Article 8 hereof shall be true and correct at and as of the date hereof and the Third Closing Date as if made at and as of each such date, and the Subscribers shall have performed and complied with all of their agreements and conditions set forth or contemplated herein that are required to be performed by, or complied with by the Subscribers on or before the Third Closing Date.

6.3 Compliance with this Agreement. The Subscribers shall have performed and complied with all of its agreements and conditions set forth or contemplated herein that are required to be performed or complied with by the Subscribers on or before the date of the Third Closing.

6.4 Issuance of Shares and/or Warrants Permitted by Applicable Laws. The issuance of the Shares and/or Warrants by the Company hereunder and the consummation of the transactions contemplated hereby shall not be prohibited by any Law.

ARTICLE 7

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to the Subscribers as set forth below as of the date of this Agreement and as of each Closing Date.

7.1 Corporate Organization, Existence and Power. The Company: (a) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation; (b) has all requisite corporate power and authority to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently, or is currently proposed to be, engaged; and (c) has the corporate power and authority to execute, deliver and perform its obligations under this Agreement.

7.2 Corporate Authorization; No Contravention. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, the issuance of the Shares: (a) has been duly authorized by all necessary corporate, and if required, shareholder action; (b) do not and will not contravene the terms of the Articles of Association of the Company, or any amendment thereof or any Laws applicable to the Company or its assets, business or properties; (c) do not and will not (i) conflict with, contravene, result in any violation or breach of or default under (with or without the giving of notice or the lapse of time or both), (ii) create in any other Person a right or claim of termination or amendment, or (iii) require modification, acceleration or cancellation of any provision of any security issued by such Person in any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument or arrangement (whether in writing or otherwise) to which such Person or its property is bound, or any amendment of any of the foregoing (collectively, “Contractual Obligations”); and (d) do not and will not result in the creation of any lien against any property, asset or business of the Company or the suspension, revocation, impairment, forfeiture or non renewal of any material permit, license, authorization or approval applicable to the Company, or its businesses or operations or any of its assets or properties.

7.3 Governmental Authorization; Third Party Consents. Other than requisite approvals under the laws of the PRC (including without limitation the Industrial and Commercial Alteration Registration), no material approval, consent, compliance, exemption, authorization, or other action by, or notice to, or filing with, any governmental entity or authority or any other Person in respect of any Law or Contractual Obligation, and no lapse of a waiting period under any Law or Contractual Obligation, is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Company of this Agreement or the consummation of the transactions contemplated hereby.

7.4 Binding Effect; Enforceability. This Agreement has been duly executed and delivered by the Company, and this Agreement constitutes the legal, valid and binding obligations of the Company enforceable against the Company in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity relating to enforceability.

7.5 No Legal Bar. Neither the execution, delivery and performance of this Agreement, nor the issuance of or performance of the terms of the Shares will violate any Law or any Contractual Obligation of the Company, where such violations could reasonably have or be expected to have a material adverse effect on the business or condition of the Company.

7.6 Compliance with Laws. The Company is in material compliance with all Laws applicable to the Company.

7.7 Private Offering. No form of general solicitation or general advertising was used by the Company, or its representatives in connection with the offer or sale of the Shares. No registration of the Shares pursuant to the provisions of the United States Securities Act of 1933, as amended (the “Securities Act”) or the state securities or “blue sky” laws will be required for the offer, sale or issuance of the Shares pursuant to this Agreement. The Company agrees that neither it, nor anyone acting on its behalf, will offer or sell the Shares or any other security so as to require the registration of the Shares pursuant to the provisions of the Securities Act or any state securities or “blue sky” laws, unless such Shares so registered.

ARTICLE 8

REPRESENTATIONS AND

WARRANTIES OF THE SUBSCRIBERS

Each of the Subscribers hereby, severally and not jointly, represents and warrants as to itself only, as follows:

8.1 Authorization; No Contravention. The execution, delivery and performance by it of this Agreement: (a) is within its power and authority and has been duly authorized by all necessary action; (b) does not contravene the terms of its organizational documents or any amendment thereof; and (c) will not violate, conflict with or result in any breach or contravention of any of its Contractual Obligations, or any order or decree directly relating to it.

8.2 Binding Effect. This Agreement has been duly executed and delivered by it and this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.

8.3 No Legal Bar. The execution, delivery and performance of this Agreement by it will not violate any Law applicable to it.

8.4 Purchase for Own Account. The Shares to be acquired by it pursuant to this Agreement are being or will be acquired for its own account and with no intention of distributing or reselling such securities or any part thereof in any transaction that would be in violation of the securities laws of the United States, or any state, without prejudice, however, to its right at all times to sell or otherwise dispose of all or any part of the Shares under an effective registration statement under the Securities Act, or under an exemption from such registration available under the Securities Act, and subject, nevertheless, to the disposition of its property being at all times within its control. If the Subscriber should in the future decide to dispose of any of the Shares, the Subscriber understands and agrees that it may do so only in compliance with the Securities Act and applicable state securities laws, as then in effect. It agrees to the imprinting of a legend on certificates representing the Shares to the following effect: “THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND SUCH LAWS.”

8.5 Tax Matters. Such Subscriber has had an opportunity to review with its own tax advisors the tax consequences to such Subscriber of its subscription for Shares and/or Warrants and the other transactions contemplated by this Agreement. Such Subscriber understands that it must rely solely on its own advisors and not on any statements or representations by the Company or any of its agents with respect to tax matters. Such Subscriber understands that it (and not the Company) shall be responsible for any tax liability of such Subscriber that may arise from the transactions contemplated by this Agreement.

ARTICLE 9

COVENANTS OF THE COMPANY

The Company covenants and agrees with the Subscribers that, at all times from and after the date hereof until the Second Closing, the Company will comply with all covenants and provisions of this Article 9, except to the extent the Subscribers may otherwise consent in writing.

9.1 Notice and Cure. The Company will notify the Subscribers promptly in writing of, and contemporaneously will provide the Subscribers with true and complete copies of any and all information or documents relating to, and will use all commercially reasonable efforts to cure before the First or Second Closing, as the case may be, any event, transaction or circumstance occurring after the date of this Agreement that causes or will cause any covenant or agreement of the Company under this Agreement to be breached or that renders or will render untrue any representation or warranty of the Company contained in this Agreement as if the same were made on or as of the date of such event, transaction or circumstance. The Company also will notify the Subscribers promptly in writing of, and will use all commercially reasonable efforts to cure, before the First or Second Closing, as the case may be, any violation or breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, whether occurring or arising before, on or after the date of this Agreement. No notice given pursuant to this Section shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any condition contained herein or shall in any way limit the Subscribers’ right to seek any remedy available at law or in equity.

9.2 Fulfillment of Conditions. The Company will execute and deliver at the First or Second Closing, as the case may be, each document that it is required hereby to execute and deliver as a condition to the First or Second Closing, as the case may be, and will take all commercially reasonable steps necessary or desirable and proceed diligently and in good faith to satisfy each other condition to the obligations of the Subscribers contained in this Agreement and will not take or fail to take any action that could reasonably be expected to result in the nonfulfillment of any such condition.

9.3 Issuance of Additional Shares. From and after the date hereof until the Second Closing, the Company will not issue any shares, or rights, options or warrants convertible or exchangeable into the shares of the Company, except for the Shares, the Warrants, any shares to be issued in connection with the Private Equity Funding, and any employee stock options issued or exercised in accordance with past practice.

ARTICLE 10

COVENANTS OF THE SUBSCRIBERS

Each Subscriber covenants and agrees, severally and not jointly, with the Company that, at all times from and after the date hereof until the Third Closing, such Subscriber will comply with all covenants and provisions of this Article 10, except to the extent the Company may otherwise consent in writing.

10.1 Notice and Cure. Each Subscriber will notify the Company promptly in writing of, and contemporaneously will provide the Company with true and complete copies of any and all information or documents relating to, and will use all commercially reasonable efforts to cure before the First, Second or Third Closing, as the case may be, any event, transaction or circumstance occurring after the date of this Agreement that causes or will cause any covenant or agreement of such Subscriber under this Agreement to be breached or that renders or will render untrue any representation or warranty of such Subscriber contained in this Agreement as if the same were made on or as of the date of such event, transaction or circumstance. Each Subscriber also will notify the Company and other Subscribers promptly in writing of, and will use all commercially reasonable efforts to cure, before the First, Second or Third Closing, as the case may be, any violation or breach of any representation, warranty, covenant or agreement made by such Subscriber in this Agreement, whether occurring or arising before, on or after the date of this Agreement. No notice given pursuant to this Section shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any condition contained herein or shall in any way limit the Company’s right to seek any remedy available at law or in equity.

10.2 Fulfillment of Conditions. Each Subscriber will execute and deliver at the First, Second or Third Closing, as the case may be, each document that the Subscriber is hereby required to execute and deliver as a condition to the First, Second or Third Closing, as the case may be, will take all commercially reasonable steps necessary or desirable and proceed diligently and in good faith to satisfy each other condition to the obligations of the Company contained in this Agreement and will not take or fail to take any action that could reasonably be expected to result in the nonfulfillment of any such condition.

ARTICLE 11

TERMINATION

11.1 Termination.

(a) This Agreement may be terminated, and the transactions contemplated hereby may be abandoned:

(i) at any time by mutual written agreement of the Company and a Majority of Subscribers;

(ii) at any time before the First Closing, by the Company or the Subscribers, in the event of a material breach hereof by the non-terminating party if such non-terminating party fails to cure such breach within five Business Days following notification thereof by the terminating party;

(iii) at any time after the earlier of (i) September 30, 2004 or (ii) the 90th calendar day following the First Closing, by the Company or a Majority of Subscribers if the Second Closing has not occurred by such earlier date and such failure to consummate is not caused by a breach of this Agreement by the terminating party. Upon termination of this Agreement pursuant to this Section 11.1(a)(iii), the Company shall transfer back to each Subscriber (or its respective Associate) such Subscriber’s (or its respective Associate’s) Equity Interest, and will use all reasonable efforts to cooperate with the Subscribers to effectuate the cancellation of the Industrial and Commercial Alteration Registration.

(b) In furtherance and not in limitation to the provisions of paragraph (a) of this Section 11.1, this Agreement may be terminated by the Company as to any Cash Subscriber, and the right of such Cash Subscriber to receive Shares hereunder shall be forfeited and abandoned, in the event the Second Closing has occurred and such Cash Subscriber has failed to pay its respective Subscription Amount at the Third Closing or otherwise within forty-five (45) calendar days of the Second Closing Date.

11.2 Effect of Termination. If this Agreement is validly terminated pursuant to Section 11.1, this Agreement will forthwith become null and void, and there will be no liability or obligation on the part of the Company or Subscribers (or any of their respective officers, directors, employees, agents or other representatives, Associates or Affiliates) other than liability for breach of this Agreement arising prior to such termination.

ARTICLE 12

MISCELLANEOUS

12.1 Survival of Representations and Warranties. None of the representations and warranties made herein shall survive the consummation of the Third Closing.

12.2 Notices. All notices, demands and other communications provided for or permitted hereunder shall be made in writing and shall be by telefax, commercial express courier service or personal delivery:

(a) if to the Company:

Vimicro International Corporation

5/F Haidian Science & Technology Building,

No. 3 Zhongguancun South Street,

Haidian District, Beijing, China 100081

Fax No.: +8610 6894 4075

Attention: Gordon Cheng

with a copy to:

Clifford Chance LLP

3326 China World Tower 1

No. 1 Jianguomenwai Avenue

Beijing 100004

PRC

Fax No.: +8610 6505 9028

Attention: Matt Adler

(b) if to the Subscribers, at the Subscribers’ addresses set forth on Schedule A or to such other address or addresses as shall have been furnished in writing to the other parties hereto. Each Subscriber agrees, at all times, to provide the Company with an address for notices hereunder. All such notices and communications shall be deemed to have been duly given: when delivered by hand, if personally delivered; when delivered by courier, if delivered by commercial express courier service; or if faxed, when receipt is acknowledged.

12.3 Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the parties hereto. No Subscriber may assign its right to subscribe for Shares hereunder to another Person without the prior written consent of the Company. No Person other than the parties hereto and their successors and permitted assigns is intended to be a beneficiary of this Agreement.

12.4 Amendment and Waiver.

(a) No failure or delay on the part of any of the parties hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to the parties hereto at law, in equity or otherwise.

(b) Any amendment, supplement or modification of or to any provision of this Agreement, any waiver of any provision of this Agreement, and any consent to any departure by any party from the terms of any provision of this Agreement, shall be effective (i) only if it is made or given in writing and signed by the Company and a Majority of Subscribers, and (ii) only in the specific instance and for the specific purpose for which made or given. No amendment, supplement or modification of or to any provision of this Agreement or any waiver of any such provision or consent to any departure by any party from the terms of any such provision may be made orally.

12.5 Signatures; Counterparts. Telefacsimile transmissions of any executed original document and/or retransmission of any executed telefacsimile transmission shall be deemed to be the same as the delivery of an executed original. At the request of any party hereto, the other parties hereto shall confirm telefacsimile transmissions by executing duplicate original documents and delivering the same to the requesting party or parties. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

12.6 Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

12.7 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, CONSTRUED IN ACCORDANCE WITH, AND ENFORCED UNDER, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS OR INSTRUMENTS ENTERED INTO AND PERFORMED ENTIRELY WITHIN SUCH STATE.

12.8 Arbitration

(a) Except as otherwise provided in this Agreement, any dispute, controversy or claim arising out of or in connection with this Agreement, or the breach, termination or validity thereof, shall be finally settled by a board of arbitration consisting of three members (hereinafter referred to as the “Board of Arbitration”) under the rules of the United Nations Commission on International Trade Law (“UNCITRAL”). The place of arbitration shall be the Hong Kong International Arbitration Centre, and the language used in the arbitral proceedings shall be English.

(b) A Majority of Subscribers (collectively) and the Company shall each select one member to the Board of Arbitration and the third member shall be selected by mutual agreement of the other members, or if the other members fail to reach agreement on a third member within twenty days after their selection, such third member shall thereafter be selected by the Hong Kong International Arbitration Centre upon application made to it for such purpose by the members.

(c) The arbitral proceeding shall accord the right of cross-examination of witnesses, the right to provide witnesses, including expert witnesses, and the right to make both written and oral submissions.

(d) The arbitral award made and granted by the Board of Arbitration shall be final, binding and incontestable and may be used as a basis for judgment thereon in any court having jurisdiction. All costs of arbitration (including, without limitation, those incurred in the appointment of arbitrator) shall be apportioned in the arbitral award.

(e) No person who is, or has been, an employee or agent of, or consultant or counsel to, the Subscribers, the Company or any of their respective Affiliates shall be eligible to act as an arbitrator at any time.

(f) This Agreement and the rights and obligations of the Subscribers and the Company shall remain in full force and effect pending the award in any arbitration proceeding hereunder.

12.9 Severability. If any one or more of the provisions contained in this Agreement, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions of this Agreement. The parties hereto further agree to replace such invalid, illegal or unenforceable provision of this Agreement with a valid, legal and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid, illegal or unenforceable provision.

12.10 Rules of Construction. Unless the context otherwise requires, “or” is not exclusive, and references to sections or subsections refer to sections or subsections of this Agreement.

12.11 Entire Agreement. This Agreement, including the exhibits and schedules hereto, is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein or therein. This Agreement, together with the exhibits and schedules hereto, supersedes all prior agreements and understandings between the parties with respect to such subject matter.

12.12 Publicity. Except as may be required by applicable law, none of the parties hereto shall issue a publicity release or announcement or otherwise make any public disclosure concerning this Agreement or the transactions contemplated hereby, without prior approval of the Company.

12.13 Further Assurances. Each of the parties shall execute such documents and perform such further acts (including, without limitation, obtaining any consents, exemptions, authorizations, or other actions by, or giving any notices to, or making any filings with, any governmental entity or authority or any other Person) as may be reasonably required or desirable to carry out or to perform the provisions of this Agreement, including, without limitation, any post-closing transfer(s) by a Subscriber of a portion of the Shares to a Person not currently a party hereto.

12.14 No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises under any provision of this Agreement, this Agreement shall be construed as if drafted jointly by the parties thereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

12.15 Confidentiality. Each party to this Agreement agrees that it will maintain the confidentiality of any proprietary information of the Company; provided, however, such obligation of confidentiality shall not apply to (i) information which was in the public domain or otherwise known to the relevant party before it was furnished to it by another party hereto or, after it was furnished to that party, entered the public domain otherwise than as a result of (1) a breach by that party of this Section 12.15 or (2) a breach of a confidentiality obligation by the disclosing party, where the breach was known to that party; or (ii) information the disclosure of which is necessary in order to comply with applicable law, the order of any court, the requirements of a stock exchange or other governmental or regulatory authority or to obtain tax or other clearances or consents from any relevant authority.

12.16 Conflict. In the event there is any conflict, inconsistency or discrepancy between the terms of this Agreement and the terms of any of the Shareholding Transfer Agreements, the terms of this Agreement shall prevail.

12.17 Standoff Agreement. Each Subscriber agrees not to sell or otherwise transfer or dispose of any Shares (or other securities) of the Company held by it during the 180-day period (or such longer or shorter period or periods as shall be required by the underwriters of the Company’s initial public offering, including one or more staggered periods) following the date of the final prospectus for the Company’s initial public offering, if so requested of the Company by the underwriters of the Company’s initial public offering, provided that all directors and senior officers of the Company enter into substantially identical agreements. The Company may impose stop-transfer instructions with respect to the Shares (or other securities) subject to the foregoing restriction until the end of such period.

12.18 English Language. This Agreement is in the English language only, which language shall be controlling in all respects. No translation, if any, of this Agreement into Chinese or any other language shall have any force or effect in the interpretation of or in the determination of the intent of the Parties with respect hereto.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their respective officers hereunto duly authorized as of the date first above written.

VIMICRO INTERNATIONAL CORPORATION

By:	/s/
Name:	Deng Zhonghan
Title:	Director

VIMICRO BEIJING CORPORATION

By:	/s/
Name:
Title:

VIMICRO TIANJIN CORPORATION

By:	/s/
Name:	Xiao Dong Yang
Title:

GREAT VENTURE INTERNATIONAL LIMITED

By:	/s/
Name:	RIDONG TANG
Title:	Director

DI-HWA TIEN

/s/ Di-Hwa Tien

EAGLE HONEST DEVELOPMENTS LIMITED

By:	/s/ Cong Wei
Name:
Title:

[SIGNATURE PAGE TO REORGANIZATION AND SUBSCRIPTION AGREEMENT]

HENRY NEW ENTERPRISE CO., LIMITED

By:	/s/ Zhang Tao
Name:
Title:

HANGZHOUVISION TECHNOLOGY LIMITED

By:	/s/
Name:
Title:

LAP LEE

/s/

PALIO MANAGEMENT GROUP CO., LTD.

By:	/s/
Name:	Kar Lun Tang
Title:	Director

PING KEUNG KO

/s/

HSIA REVOCABLE TRUST OF VICTOR HSIA AND VIRGINIA HSIA

By:	/s/
Name:	VICTOR HSIA
Title:	TRUSTEE

SPRING RIVER INVESTMENT INC.

By:	/s/ Chen Yong Chuan
Name:	CHEN, YONG CHUAN
Title:	Chairman

[SIGNATURE PAGE TO REORGANIZATION AND SUBSCRIPTION AGREEMENT]

DAYUE INTERNATIONAL COMPANY LIMITED

By:	/s/
Name:
Title:

CENTURY GLORY HOLDINGS LIMITED

By:	/s/
Name:
Title:

HUANA INVESTMENT INC.

By:	/s/
Name:
Title:

XIANG YU

/s/ Xiang Yu

ORIENTAL YIHUI TECHNOLOGY LIMITED

For and on behalf of Oriental Yihui Technology Limited

/s/
Authorized Signature(s)

By:
Name:
Title:

XIYOU HOLDINGS LIMITED

By:	/s/
Name:
Title:

[SIGNATURE PAGE TO REORGANIZATION AND SUBSCRIPTION AGREEMENT]

SOUTH LIGHT HOLDINGS LIMITED

By:	/s/ Zhang Xian Wei
Name:	Zhang Xian Wei
Title:	Director

PRINTOUT TECHNOLOGY LIMITED

For and on behalf of PRINTOUT TECHNOLOGY LIMITED
Happy Pacific Investment Limited as director

/s/
Authorized signature(s)

Ms. Ip Wai Man representing Happy Pacific Investment Limited - director

By:
Name:
Title:

PIONEER LEADER TRADING LIMITED

For and on behalf of PIONEER LEADER TRADING LIMITED
Gillingham Assets Limited as director

/s/
Authorized signature(s)

Ms. Ip Wai Man representing Gillingham Assets Limited - director

By:
Name:
Title:

INFOTECH VENTURES CAYMAN COMPANY LIMITED

By:	/s/ LIU, TING RU
Name:	LIU, TING RU
Title:	Director

POWER PACIFIC (MAURITIUS) LIMITED

By:	/s/
Name:
Title:

[SIGNATURE PAGE TO REORGANIZATION AND SUBSCRIPTION AGREEMENT]

VIMICRO SHANGHAI CORPORATION

By:	/s/
Name:	Zhang, Hui (Tom)
Title:

VIMICRO SHENZHEN CORPORATION

By:	/s/
Name:
Title:

[SIGNATURE PAGE TO REORGANIZATION AND SUBSCRIPTION AGREEMENT]

SCHEDULE I

Name and Address of Subscriber	Name and Address of Subscriber’s Associate (if any)	Number of Subscribed Shares or Warrants*	Consideration	Percentage of Equity Interest in Vimicro Beijing to be Transferred**
Vimicro Beijing Corporation P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands	Zhonghan Deng No. 17, Haidian Road, Haidian District, Beijing, China (home)	16,429,490 Shares (20%)	Cash	20%

Vimicro Tianjin Corporation P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands	Xiaodong Yang 715 Sheraton Dr., Sunnyvale, CA 94087 (home)	7,947,110 Shares (9.68%)	Cash	9.68%

Vimicro Shanghai Corporation P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands	Xiaodong Yang 715 Sheraton Dr., Sunnyvale, CA 94087 (home)	2,500,000 Shares (3.04%)	Cash	3.04%

Vimicro Shenzhen Corporation P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands	Xiaodong Yang 715 Sheraton Dr., Sunnyvale, CA 94087 (home)	1,875,000 Shares (2.28%)	Cash	2.28%

Great Venture International Limited Flat/Rm 1210, 12/F, Harcourt House, 39 Gloucester Rd, Wanchai, Hong Kong	Tang Ridong	3,125,000 Shares (3.8%)	Cash	3.8%

*	Represents percentage of outstanding share capital of the Company to be acquired after giving effect to the exercise of the Warrants, but without giving effect to the exercise of employee stock options or the issuance of shares in connection with the Private Equity Funding.
**	Represents percentage of outstanding equity capital of Vimicro Beijing without giving effect to the exercise of employee stock options.

Name and Address of Subscriber	Name and Address of Subscriber’s Associate (if any)	Number of Subscribed Shares or Warrants*	Consideration	Percentage of Equity Interest in Vimicro Beijing to be Transferred**
Di-Hwa Tien 2440 Summit Drive, Hillsborough, Ca 94010	Chang-lin Tien 2440 Summit Drive, Hillsborough, CA 94010	312,500 Shares (0.38%)	Equity Interest in Vimicro Beijing	0.38%

Eagle Honest Developments Limited P.O.Box 957, Offshore Incorporations Centre, Road Town, Torrola, British Virgin Islands	Cong Wei	2,500,000 Shares (3.04%)	Cash	3.04%

Henry New Enterprise Co., Limited 12/F, At Tower, 180 Electric Road, North Point, Hong Kong	Zhang Tao	1,250,000 Shares (1.52%)	Cash	1.52%

Hangzhouvision Technology P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands	Du Yueren	1,250,000 Shares (1.52%)	Cash	1.52%

Lap Lee 5B, Block 4, 21 Tat Chee Ave., Yau Yat Chuen, Kln., Hong Kong	Lap Lee 5B, Block 4, 21 Tat Chee Ave., Yau Yat Chuen, Kln., Hong Kong	1,250,000 Shares (1.52%)	Equity Interest in Vimicro Beijing	1.52%

*	Represents percentage of outstanding share capital of the Company to be acquired after giving effect to the exercise of the Warrants, but without giving effect to the exercise of employee stock options or the issuance of shares in connection with the Private Equity Funding.
**	Represents percentage of outstanding equity capital of Vimicro Beijing without giving effect to the exercise of employee stock options.

Name and Address of Subscriber	Name and Address of Subscriber’s Associate (if any)	Number of Subscribed Shares or Warrants*	Consideration	Percentage of Equity Interest in Vimicro Beijing to be Transferred**
Palio Management Group Co. Ltd. Flat E, 20/F, Block 1, Cheerful Garden, 23 Siu Sai Wan Road, Chai Wan, Hong Kong	Lap Lee 5B, Block 4, 21 Tat Chee Ave., Yau Yat Chuen, Kln., Hong Kong	62,500 Shares (0.08%)	Equity Interest in Vimicro Beijing	0.08%

Ping Keung Ko 5263 Coachdrive, Richmond, Ca94803, USA	Ping Keung Ko 5263 CoachDrive, Richmond, CA94803, USA	156,250 Shares (0.19%)	Equity Interest in Vimicro Beijing	0.19%

Hsia Revocable Trust Of Victor Hsia And Virginia Hsia 848 Summit Court, Sunnyvale, CA 94087-1358	Ping Keung Ko 5263 CoachDrive, Richmond, CA94803, USA	156,250 Shares (0.19%)	Equity Interest in Vimicro Beijing	0.19%

Spring River Investment Inc P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands		3,125,000 Shares (3.8%)	Cash	3.8%

Dayue International Company Limited Omar Hodge Building, Wickhams Cay I, P.O.Box 362, Road Town, Tortola, British Virgin Islands		1,250,000 Shares (1.52%)	Cash	1.52%

*	Represents percentage of outstanding share capital of the Company to be acquired after giving effect to the exercise of the Warrants, but without giving effect to the exercise of employee stock options or the issuance of shares in connection with the Private Equity Funding.
**	Represents percentage of outstanding equity capital of Vimicro Beijing without giving effect to the exercise of employee stock options.

Name and Address of Subscriber	Name and Address of Subscriber’s Associate (if any)	Number of Subscribed Shares or Warrants*	Consideration	Percentage of Equity Interest in Vimicro Beijing to be Transferred**
Century Glory Holdings Limited P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands		2,062,500 Shares (2.51%)	Cash	2.51%

Huana Investment Inc. P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands		437,500 Shares (0.53%)	Cash	0.53%

Xiang Yu 1020 Augustine Trail, Apex, NC 27539, USA		222,500 Shares (0.27%)	Cash	0.27%

Oriental Yihui Technology Limited 7/F, Jade Centre, 98 Wellington Road, Central, Hong Kong		2,277,500 Shares (2.77%)	Cash	2.77%

Xiyou Holdings Limited Suite B, 5/F Wing Hing Comm Bldg., 139 Wing Lok St., Sheung Wan, Hong Kong		1,250,000 Shares (1.52%)	Cash	1.52%

South Light Holdings Limited P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands		208,340 Shares (0.25%)	Cash	0.25%

*	Represents percentage of outstanding share capital of the Company to be acquired after giving effect to the exercise of the Warrants, but without giving effect to the exercise of employee stock options or the issuance of shares in connection with the Private Equity Funding.
**	Represents percentage of outstanding equity capital of Vimicro Beijing without giving effect to the exercise of employee stock options.

Name and Address of Subscriber	Name and Address of Subscriber’s Associate (if any)	Number of Subscribed Shares or Warrants*	Consideration	Percentage of Equity Interest in Vimicro Beijing to be Transferred**
Printout Technology Limited P.O.Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands		3,474,808 Shares (4.23%)	Cash	4.23%

Pioneer Leader Trading Limited P.O.Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands		4,025,192 Shares (4.90%)	Cash	4.90%

Infotech Ventures (US) Inc. 330 Port Royal Avenue, Foster City, California 94404	Infotech Ventures Co., Ltd.	4,000,000 Shares 8,500,000 Warrants (15.22%)	Cash	15.22%

Power Pacific (Mauritius) Limited Les Cascades, Edith Cavell Street, Port-Louis, Republic Of Mauritius	Power Pacific (Mauritius) Limited	12,500,000 Shares (15.22%)	Equity Interest in Vimicro Beijing	15.22%

*	Represents percentage of outstanding share capital of the Company to be acquired after giving effect to the exercise of the Warrants, but without giving effect to the exercise of employee stock options or the issuance of shares in connection with the Private Equity Funding.
**	Represents percentage of outstanding equity capital of Vimicro Beijing without giving effect to the exercise of employee stock options.

EXHIBIT A

[Intentionally omitted; Please see Exhibit 4.4 to the Form F-1 Registration

Statement]

EXHIBIT B

[•], 2004

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAW OF ANY STATE AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND SUCH LAWS.

Warrant to Subscribe for 8,500,000

Common Shares (as defined herein)

VIMICRO INTERNATIONAL CORPORATION

WARRANT

Void after [•], 2009

Vimicro International Corporation (the “Company”), an exempted company with limited liability organized and existing under the laws of the Cayman Islands, hereby certifies that, Infotech Ventures (US) Inc., or its successors or assigns (the “Holder”), is entitled to subscribe for, subject to the terms and conditions hereinafter set forth, an aggregate of 8,500,000 fully paid and nonassessable Common Shares (as defined herein) of the Company, at the Purchase Price, subject to adjustment as provided herein, at any time or from time to time beginning on the second anniversary of the date hereof and prior to 5:00 P.M., New York City time, on the Expiration Date.

This Warrant is issued pursuant to the Reorganization and Subscription Agreement (the “Subscription Agreement”), dated as of the date hereof, by and among the Company and the Purchaser, and is subject to the terms thereof; capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to such terms in the Subscription Agreement. The Holder is entitled to the rights and subject to the obligations contained in the Subscription Agreement and other agreements relating to this Warrant and the Common Shares issuable upon exercise of this Warrant.

1. Definitions. For the purposes of this Warrant, the following terms shall have the meanings indicated:

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks in the PRC, the City of New York or Hong Kong are authorized or required by law or executive order to close.

“Closing Price” shall mean, with respect to each Warrant Share for any day, (a) the last reported sale price or, in case no such sale takes place on such day, the average of the closing bid and asked prices, in either case as reported on the principal internationally-recognized securities exchange on which the Common Shares are listed or admitted for trading or (b) if the Common Shares are not listed or admitted for trading on any internationally-recognized securities exchange, the last reported sale price or, in case no such sale takes place on such day, the average of the highest reported bid and the lowest reported asked quotation for the Common Shares, in either case as reported on an inter-dealer quotation or similar service reporting such information.

“Common Shares” shall mean the Common Shares of the Company, par value US$0.0001 per share.

“Company” has the meaning ascribed to such term in the first paragraph of this Warrant.

“Current Market Price” in respect of each Common Share on any date shall be deemed to be the average of the daily Closing Prices per Common Share for the 10 consecutive trading days commencing 15 trading days before such date. If on any such date the Common Shares are not listed or admitted for trading on any internationally-recognized securities exchange or quoted on an inter-dealer quotation or a similar service, then the Current Market Price shall be determined by the Board of Directors of the Company in the good faith exercise of its reasonable business judgment.

“Dilution Price” shall mean, with respect to each Common Share, US$0.1238, subject to appropriate adjustment for events described in Subsection 3(a).

“Election to Purchase Shares” shall have the meaning ascribed to it in Subsection 2(a).

“Exercise Date” has the meaning ascribed to such term in Subsection 2(c).

“Expiration Date” shall mean a date that is five years after the date of issuance of this Warrant.

“Holder” has the meaning ascribed to such term in the first paragraph and Section 9 of this Warrant.

“Issued Warrant Shares” means any Common Shares issued upon exercise of the Warrant.

“Person” shall mean any individual, firm, corporation, limited liability company, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, government (or an agency or political subdivision thereof) or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

“Purchase Price” shall mean US$0.1238 per Common Share.

“Subscription Agreement” has the meaning ascribed to such term in the second paragraph of this Warrant.

“Transferee” shall have the meaning ascribed to it Subsection 9(d) of this Warrant.

“Warrant” shall mean this Warrant and any subsequent Warrant issued pursuant to the terms of this Warrant.

“Warrant Register” has the meaning ascribed to such term in Subsection 9(c).

2. Exercise of Warrant.

(a) Exercise. This Warrant shall not be exercisable for a period of two years following the date hereof and shall thereafter become exercisable in accordance with the following schedule:

Date	Number of Common Shares
[two years from issue date]	4,250,000
[three years from issue date]	2,125,000
[four years from issue date]	2,125,000

Pursuant to the foregoing schedule, the Holder may, at any time and from time to time after [•], 2006, exercise this Warrant for all or part of the amount of Common Shares for which it is then exercisable by surrendering to the Company at its principal office this Warrant, with the form of Election to Purchase Shares (the “Election to Purchase Shares”) attached hereto as Exhibit A duly executed by the Holder and accompanied by payment of the Purchase Price for the number of Common Shares specified in such form. Notwithstanding the foregoing, at no time may this Warrant be exercised for less than 250,000 Common Shares.

(b) Issuance of Shares; Payment of Purchase Price. As soon as practicable after surrender of this Warrant and receipt of payment, the Company shall promptly issue to the Holder the number of Common Shares set forth in the Election to Purchase Shares (by registering the Holder as the holder of such Common Shares in the Company’s register of members and, as soon as practicable thereafter, delivering to the Holder a share certificate therefor), in such name or names as may be designated by such Holder, along with a check for the amount of cash to be paid in lieu of issuance of fractional shares, if any. The certificate or certificates of the Common Shares shall bear a legend to the following effect: “THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND SUCH LAWS.” Payment of the Purchase Price may be made in United States currency by cash or delivery of a certified check, bank draft or postal or express money order payable to the order of the Company.

(c) When Exercise Effective. The exercise of this Warrant shall be deemed to have been effective immediately prior to the close of business on the Business Day on which this Warrant is surrendered to and the Purchase Price is received by the Company as provided in this Section 2 (the “Exercise Date”) and the Person in whose name any Common Shares shall be issuable upon such exercise, as provided in Subsection 2(b), shall be deemed to be the record holder of such Common Shares for all purposes on the Exercise Date.

(d) Issued Warrant Shares Fully Paid, Nonassessable. The Company shall take all actions necessary to ensure that following exercise of this Warrant in accordance with the provisions of this Section 2, the Issued Warrant Shares issued hereunder shall, without further action by the Holder, be fully paid and nonassessable.

(e) Partial Exercise. If this Warrant is exercised for less than all of the Common Shares issuable under this Warrant at the time of exercise, the Company shall cancel this Warrant upon surrender hereof and shall execute and deliver to the Holder a new Warrant of like tenor for the balance of the Warrant Shares issuable hereunder.

(f) Continued Validity. A Holder of Common Shares issued upon the exercise of this Warrant shall continue to be entitled to all of the rights and subject to all of the obligations set forth in Section 9.

(g) Expiration of Warrant. This Warrant shall expire and shall no longer be exercisable on the Expiration Date.

3. Adjustment of Purchase Price and Number of Shares.

(a) Dividend, Subdivision, Combination or Reclassification of the Common Shares. If the Company shall, from time to time, (i) declare a dividend on the Common Shares payable in share capital (including the Common Shares), (ii) subdivide the outstanding Common Shares into a larger number of Common Shares, (iii) combine the outstanding Common Shares into a smaller number of shares, or (iv) issue any share capital in a reclassification of the Common Shares (including any such reclassification in connection with a consolidation or merger in which the Company is the continuing corporation), then in each such case, the number of Common Shares issuable upon exercise of this Warrant at the time of the record date for such dividend or of the effective date of such subdivision, combination or reclassification, and the kind of shares issuable on such date shall be proportionately adjusted so that the Holder of any Warrant exercised after such date shall be entitled to receive, upon payment of the same aggregate amount as would have been payable before such date, the aggregate number and kind of shares which, if such Warrant had been exercised immediately prior to such date, such Holder would have owned upon such exercise and been entitled to receive by virtue of such dividend, subdivision, combination or reclassification. Any such adjustment shall become effective immediately after the record date of such dividend or the effective date of such subdivision, combination or reclassification. Such adjustment shall be made successively whenever any event listed above shall occur.

(b) Adjustments to Other Shares. In the event that at any time, as a result of an adjustment made pursuant to Subsection 3(a), the Holder shall become entitled to receive, upon exercise of this Warrant, any share capital of the Company other than Common Shares, the number of such other shares so receivable upon exercise of this Warrant shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Common Shares contained in Subsection 3(a), and the provisions of Sections 2, 5, 6 and 7 with respect to the Common Shares shall apply on like terms to any such other shares.

(c) Reorganization, Reclassification, Merger and Sale of Assets. If there occurs any capital reorganization or any reclassification of the Common Shares of the Company, the consolidation or merger of the Company with or into another Person (other than a merger or consolidation of the Company in which the Company is the continuing corporation and which does not result in any reclassification or change of outstanding Common Shares) or the sale or conveyance of all or substantially all of the assets of the Company to another Person, then the Holder will thereafter be entitled to receive, upon the exercise of this Warrant in accordance with the terms hereof, the same kind and amounts of securities (including shares) or other assets, or both, which were issuable or distributable to the holders of outstanding Common Shares of the Company upon such reorganization, reclassification, consolidation, merger, sale or conveyance, in respect of that number of Common Shares then issuable upon the exercise of this Warrant if this Warrant had been exercised immediately prior to such reorganization, reclassification, consolidation, merger, sale or conveyance; and, in any such case, appropriate adjustments (as determined in good faith by the Board of Directors of the Company) shall be made to assure that the provisions hereof shall thereafter be applicable, as nearly as reasonably may be practicable, in relation to any securities or other assets thereafter deliverable upon exercise of this Warrant. In addition to the foregoing adjustments, in the event of a consolidation or merger of the Company with or into another Person (other than a merger or consolidation of the Company in which the Company is the continuing corporation) or the sale of all or substantially all of the assets of the Company to another Person, this Warrant shall become immediately exercisable (upon the closing of such transaction) for the full amount of Common Shares represented hereby notwithstanding the schedule set forth in Section 2(a).

(d) Winding Up. If the Company shall, at any time prior to the Expiration Date, dissolve, liquidate or wind up its affairs, the Holder shall have the right, but not the obligation, to exercise this Warrant. Upon such exercise the Holder shall have the right to receive upon payment of the Purchase Price, in lieu of the Common Shares that the Holder otherwise would have been entitled to receive, the same kind and amount of assets as would have been issued, distributed or paid to the Holder upon any such dissolution, liquidation or winding up with respect to such Common Shares had the Holder been the holder of record of such Common Shares on the date for determining those entitled to receive any such distribution. If any such dissolution, liquidation or winding up would result in any cash distribution in excess of the Purchase Price provided for by this Warrant, the Holder may, at the Holder’s option, exercise this Warrant without making a cash payment of the Purchase Price and, in such case, the Company shall, upon distribution to the Holder, deduct an amount equal to the aggregate Purchase Price from the amount otherwise payable to the Holder.

4. Certificate as to Adjustments. Whenever the Purchase Price and the number of Common Shares issuable, or the securities or other property deliverable, upon the exercise of this Warrant shall be adjusted pursuant to the provisions hereof, the Company shall promptly give written notice thereof to the Holder, in accordance with Section 13, in the form of a certificate signed by the Chairman of the Board, President or the Chief Executive Officer of the Company, stating the adjusted Purchase Price, the number of Common Shares issuable, or the securities or other property deliverable, upon exercise of the Warrant and setting forth in reasonable detail the method of calculation and the facts requiring such adjustment and upon which such calculation is based. Each adjustment shall remain in effect until a subsequent adjustment is required.

5. Fractional Shares. Notwithstanding an adjustment pursuant to Section 3 in the number of Common Shares covered by this Warrant or any other provision of this Warrant, the Company shall not be required to issue fractions of shares upon exercise of this Warrant or to distribute certificates which evidence fractional shares. In lieu of fractional shares, the Company may make payment to the Holder, at the time of exercise of this Warrant as herein provided, of an amount in cash equal to such fraction multiplied by the greater of the Current Market Price of a Common Share on the Exercise Date and the Dilution Price.

6. Notice of Proposed Actions. In case the Company shall propose at any time or from time to time (a) to declare or pay any dividend payable in shares of any class to the holders of Common Shares or to make any other distribution to the holders of Common Shares (other than a regularly scheduled cash dividend), (b) to offer to the holders of Common Shares rights or warrants to subscribe for or to purchase any additional Common Shares or shares of any class or any other securities, rights or options, (c) to effect any reclassification of its Common Shares, (d) to effect any consolidation, merger or sale, transfer or other disposition of all or substantially all of the property, assets or business of the Company which would, if consummated, adjust the Purchase Price or the securities issuable upon exercise of the Warrant, (e) to effect the liquidation, dissolution or winding up of the Company, or (f) to take any other action that would require a vote of the Company’s shareholders, then, in each such case, the Company shall give to the Holder, in accordance with Section 13, a written notice of such proposed action, which shall specify (i) the record date for the purposes of such share dividend, distribution of rights or warrants or vote of the shareholders of the Company, or if a record is not to be taken, the date as of which the holders of Common Shares of record to be entitled to such dividend, distribution of rights or warrants, or vote is to be determined, or (ii) the date on which such reclassification, consolidation, merger, sale, transfer, disposition, liquidation, dissolution or winding up is expected to become effective, and such notice shall be so given as promptly as possible but in any event at least twenty (20) Business Days prior to the applicable record, determination or effective date specified in such notice.

7. No Dilution or Impairment. The Company will not, through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder of this Warrant against dilution or other impairment. Without limiting the generality of the foregoing, the Company (a) will at all times reserve and keep available the maximum number of its authorized Common Shares, free from all preemptive rights therein, which will be sufficient to permit the full exercise of this Warrant, and (b) will take all such action as may be necessary or appropriate in order that all Common Shares as may be issued pursuant to the exercise of this Warrant will, upon issuance, be duly and validly issued, fully paid and nonassessable, and free from all taxes, liens and charges with respect to the issue thereof.

8. Replacement of Warrants. On receipt by the Company of an affidavit of an authorized representative of the Holder stating the circumstances of the loss, theft, destruction or mutilation of this Warrant (and in the case of any such mutilation, on surrender and cancellation of such Warrant), the Company at its expense will promptly execute and deliver, in lieu thereof, a new Warrant of like tenor which shall be exercisable for a like number of Common Shares. If required by the Company, such Holder must provide an indemnity bond or other indemnity sufficient in the judgment of the Company’s Board of Directors to protect the Company from any loss which it may suffer if a lost, stolen or destroyed Warrant is replaced.

9. Restrictions on Transfer.

(a) Subject to the provisions of this Section 9, this Warrant may be transferred or assigned, in whole or in part, by the Holder at any time, and from time to time. The term “Holder” as used herein shall also include any transferee of this Warrant whose name has been recorded by the Company in the Warrant Register (as hereinafter defined). Each transferee of the Warrant acknowledges that the Warrant and the Common Shares issuable upon the exercise of the Warrant have not been registered under the Securities Act and may be transferred only pursuant to an effective registration under the Securities Act or pursuant to an applicable exemption from the registration requirements of the Securities Act.

(b) With respect to a transfer that should occur prior to the time that the Warrant or the Common Shares issuable upon the exercise thereof is registered under the Securities Act, such Holder shall request an opinion of counsel (which shall be rendered by counsel reasonably acceptable to the Company) that the proposed transfer may be effected without registration or qualification under any federal or state securities or blue sky law. Counsel shall, as promptly as practicable, notify the Company and the Holder of such opinion and of the terms and conditions, if any, to be observed in such transfer, whereupon the Holder shall be entitled to transfer this Warrant or such Common Shares, subject to any other provisions and limitations of this Warrant. In the event this Warrant shall be exercised as an incident to such transfer, such exercise shall relate back and for all purposes of this Warrant be deemed to have occurred as of the date of such notice regardless of delays incurred by reason of the provisions of this Section 9 which may result in the actual exercise on any later date.

(c) The Company shall maintain a register (the “Warrant Register”) at its principal for the purpose of registering the Warrant and any transfer thereof, which register shall reflect and identify, at all times, the legal ownership of any Warrant. Upon the issuance of this Warrant, the Company shall record the name of the initial purchaser of this Warrant in the Warrant Register as the first Holder. Upon surrender for registration of transfer or exchange of this Warrant together with a properly executed Form of Assignment attached hereto as Exhibit B at the principal office of the Company, the Company shall, at its expense, execute and deliver one or more new Warrants of like tenor which shall be exercisable for a like aggregate number of Common Shares, registered in the name of the Holder or a transferee or transferees.

(d) Notwithstanding any provision in this Warrant to the contrary, the Holder shall not sell, assign, or otherwise transfer to any Person (a “Transferee”) any Issued Warrant Shares prior to the Expiration Date unless such Transferee agrees in writing to be bound in the same manner as the Holder by the provisions of this Section 9 as they relate to the Issued Warrant Shares.

10. No Rights or Liability as a Stockholder. This Warrant does not entitle the Holder hereof to any voting rights or other rights as a shareholder of the Company. No provisions hereof, in the absence of affirmative action by the Holder hereof to purchase the Common Shares, and no enumeration herein of the rights or privileges of the Holder shall give rise to any liability of such Holder as a shareholder of the Company.

11. Charges, Taxes and Expenses. Issuance of certificates for Common Shares upon the exercise of this Warrant shall be made without charge to the Holder hereof for any issue or transfer tax, or other incidental expense, in respect of such issuance or delivery of share certificates therefor, all of which taxes and expenses shall be paid by the Company, provided, however, that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the Holder of this Warrant.

12. Amendment or Waiver. This Warrant and any term hereof may be amended, waived, discharged or terminated only by and with the written consent of the Company and the Holder.

13. Notices. Any notice or other communication (or delivery) required or permitted hereunder shall be made in writing and shall be by telecopier, commercial express courier service or personal delivery to the Company at its principal office as specified in the Subscription Agreement and to the Holder at its address as it appears in the Warrant Register. All such notices and communications (and deliveries) shall be deemed to have been duly given: when delivered by hand, if personally delivered; when delivered by courier, if delivered by commercial express courier service; and when receipt is acknowledged, if telecopied.

14. Certain Remedies. The Holder shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Warrant and to enforce specifically the terms and provisions of this Warrant in any court having jurisdiction, this being in addition to any other remedy to which such Holder may be entitled at law or in equity.

15. Governing Law. This Agreement shall be governed by, construed in accordance with, and enforced under, the Law of the State of New York applicable to agreements or instruments entered into and performed entirely within such State.

16. Headings. The headings in this Warrant are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

VIMICRO INTERNATIONAL CORPORATION

By:
Name:
Title:

[SIGNATURE PAGE TO WARRANT]

Exhibit A

[FORM OF]

ELECTION TO PURCHASE SHARES

The undersigned hereby irrevocably elects to exercise the attached Warrant dated [•], 2004 (the “Warrant”; capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to them in the Warrant) to subscribe for              Common Shares of Vimicro International Corporation (the “Company”) and hereby makes payment of US$             therefore. The undersigned hereby requests that certificates for such shares be issued and delivered as follows:

ISSUE TO:
(NAME)
(ADDRESS, INCLUDING ZIP CODE)
(SOCIAL SECURITY OR OTHER IDENTIFYING NUMBER)

DELIVER TO:
(NAME)
(ADDRESS, INCLUDING ZIP CODE)

Dated:	[NAME OF HOLDER1]

By:
Name:
Title:

[1]	Name of Holder must conform in all respects to name of Holder as specified on the face of the Warrant.

Exhibit B

[FORM OF] ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sells, assigns, and transfers unto the Assignee named below all of the rights of the undersigned to subscribe for the Common Shares of Vimicro International Corporation represented by the attached Warrant dated [•], 2004 (the “Warrant”; capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to them in the Warrant), with respect to the number of Common Shares set forth below:

Name of Assignee	Address	No. of Shares

and does hereby irrevocably constitute and appoint                                          Attorney to make such transfer on the books of Vimicro International Corporation maintained for that purpose, with full power of substitution in the premises.

This assignment shall be governed by, construed in accordance with, and enforced under, the Law of the State of New York applicable to agreements or instruments entered into and performed entirely within such State

Dated:	[NAME OF HOLDER1]

By:
Name:
Title:

1	Name of Holder must conform in all respects to name of Holder as specified on the face of the Warrant.